Exhibit 99.1

IDT Reports Results for Fourth Quarter and Fiscal 2005

NEWARK, N.J. —September 27, 2005—IDT Corporation (NYSE: IDT, IDT.C) today reported fiscal 2005 revenues of $2.469 billion, up 11.3% from fiscal 2004’s $2.217 billion. Revenues for the fourth quarter, the three months ended July 31, 2005, were $623.3 million, a. 2.0% increase versus revenues of $611.2 million in the fourth quarter of fiscal 2004 and a 2.7% increase from the prior quarter’s $606.7 million.

The net loss for fiscal year 2005 was $43.8 million or ($0.45) per share, compared with a net loss in fiscal year 2004 of $58.9 million or ($0.67) per share. The net loss for the fourth quarter of fiscal 2005 was nil, or $0.00 per share, compared to a net loss of $23.3 million, or ($0.25) per share, in the fourth quarter of fiscal 2004, and a net loss of $14.3 million, or ($0.15) per share, in the third quarter of fiscal 2005. In the fourth quarter of fiscal 2005, IDT received $44.0 million in settlement of a lawsuit against Telefonica S.A., Terra Networks, S.A., and Terra Networks, U.S.A., Inc.

In preparing our fourth quarter and year end fiscal 2005 financial statements, and as part of the Sarbanes Oxley readiness documentation procedures, we have discovered an overstatement of our accrual for income taxes related to the first quarter of fiscal 2004. Accordingly, we restated our financial statements for the first quarter and fiscal year 2004 and recorded a $36.8 million decrease in our deferred tax liability on our balance sheet with a corresponding increase in benefit from income taxes. As a result reported net loss for the year ended July 31, 2004 decreased from $95.7 million to $58.9 million, and reported net loss per share decreased from ($1.09) per share to ($0.67) per share.

As of July 31, 2005, cash and cash equivalents, marketable securities, and restricted cash and marketable securities stood at $952.4 million, including $98.0 million held by Net2Phone.

The following table summarizes the operating performance of IDT’s business segments1:

	Revenues					Income (Loss) from Operations
$ Millions	FY 2005	FY 2004	Q4 ‘05	Q3 ‘05	Q4 ‘04	FY 2005	FY 2004	Q4 ‘05	Q3 ‘05	Q4 ‘04
IDT Retail Telecom	$1,616.6	$1,413.4	$402.4	$391.5	$411.7	$67.9	$96.0	$12.9	$16.7	$21.6
IDT Wholesale Telecom	541.7	524.5	143.8	139.4	128.9	(18.5)	(17.6)	(4.5)	(4.6)	(5.0)

IDT Telecom Total	2,158.3	1,937.9	546.2	531.0	540.6	49.4	78.4	8.4	12.1	16.7
IDT Entertainment	187.2	106.7	39.8	46.0	30.7	7.5	(0.6)	(2.2)	3.1	(1.2)
Voice over IP	73.6	78.0	20.3	17.1	19.7	(53.5)	(21.9)	(25.4)	(11.5)	(6.5)
IDT Capital	39.7	22.7	14.8	11.1	6.6	(14.2)	(21.2)	(4.5)	(3.3)	(5.8)
IDT Solutions	9.6	71.6	2.2	1.6	13.7	(38.4)	(112.5)	(5.4)	(8.8)	(21.6)
Corporate	0.0	0.0	0.0	0.0	0.0	(66.7)	(44.2)	(26.5)	(15.4)	(10.5)

Total IDT	$2,468.5	$2,216.9	$623.3	$606.7	$611.2	$(115.8)	$(121.9)	$(55.6)	$(23.8)	$(29.0)

“Fiscal 2005 was very exciting for IDT,” said Jim Courter, CEO. “We weathered a difficult and turbulent regulatory environment in our telecom division, but we’re getting back on track with our bundled offering. Our investments in Entertainment and other projects should start to bear fruit this year and next. Ultimately, the sky really is the only limit.”

MAJOR DEVELOPMENTS

On August 29, 2005 our subsidiary, IDT Spectrum, Inc., announced that it filed a registration statement with the Securities and Exchange Commission for a proposed initial public offering of its common stock. WR Hambrecht + Co., LLC, is acting as the lead manager of the offering. The registration statement relating to these securities has not yet become effective, and these securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Note that this press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

On June 28, 2005, we delivered to the Board of Directors of Net2Phone notice of our intention to commence a tender offer for all outstanding shares of common stock of Net2Phone we do not already own, at a price of $1.70 per share, net to the sellers in cash, without interest. We currently, directly and indirectly, own 2.8 million shares of Net2Phone common stock and 28.9 million shares of Net2Phone class A common stock representing approximately 41% of Net2Phone’s outstanding equity securities and approximately 57% of the total voting power of Net2Phone’s outstanding equity securities. On September 6, 2005 we announced that we were changing the form of consideration in its proposed offer from $1.70 in cash to $1.70 in value of IDT’s Class B Common Stock, based on the average closing price for the Class B Common Stock on the New York Stock Exchange of $13.25

per share for the week ending September 2, 2005. This is equivalent to a ratio of 0.1283 IDT shares for each share of Net2Phone. Net2Phone’s independent committee of the Board of Directors has responded that neither proposed offer is acceptable, and we continue to discuss the terms of the offer with them.

RESULTS OF OPERATIONS

IDT Telecom

For the year, IDT Telecom revenues increased 11.4%, to $2.158 billion, compared to fiscal 2004’s revenues of $1.938 billion, while full year operating profits decreased by 37.0%, to $49.4 million, from $78.4 million in fiscal 2004. The fourth quarter was the sixteenth consecutive quarter during which IDT Telecom produced revenue growth from the year-ago figure. Revenues for the fourth quarter of fiscal 2005 increased 1.0% year-over-year and 2.9% sequentially.

Gross profits were $515.9 million in fiscal year 2005 and $125.3 million in the fourth quarter of fiscal 2005, representing an increase of 15.7% for the year, and a decrease of 1.0% for the fourth quarter versus the year-ago quarter and a decrease of 0.1% versus the third quarter of fiscal 2005. Selling, general and administrative (SG&A) expenses for IDT Telecom were $372.2 million in the fiscal year, and $91.8 million in the fourth quarter, versus $293.9 million in fiscal year 2004, $89.1 million in the fourth quarter of fiscal year 2004 and $87.0 million in the third quarter of fiscal year 2005.

Gross margin for fiscal year 2005 was 23.9%, an increase of 90 basis points from the 23.0% of fiscal year 2004. The increase in gross margin was due to both a slight shift in our revenue mix towards retail services and a 120 basis point increase in retail gross margin, which more than offset a 130 basis point decline in wholesale gross margin because retail revenues accounted for about 75% of the total IDT Telecom revenues. The retail gross margin improvement was due to a shift in mix and a gain in calling card margin, both of which are described more completely below. The wholesale gross margin decline was caused by a decision to temporarily pursue market share at the expense of gross margin, particularly during the fourth quarter. Gross margin for the fourth quarter was 22.9%, a decrease of 50 basis points from the year-ago period, and 70 basis points lower than that recorded in Q3 of fiscal 2005. In comparison with the year-ago period, our quarterly revenue mix shifted slightly towards wholesale, where we realize a lower gross margin, and the wholesale gross margin declined 170 basis points. In comparison to the third quarter, the revenue mix was stable but the gross margin declined in both wholesale and retail.

IDT Telecom income from operations was $49.4 million in the fiscal year and $8.4 million in the fourth quarter, representing $29.0 million and $3.7 million declines, respectively, when compared to the prior year period. The decrease in operating earnings is due mostly to higher SG&A expenses in our retail businesses which are discussed below, as well as an increase in depreciation charges, reflecting the ongoing expansion of our worldwide telecommunications network. These increases more than offset the increase in gross margin for the full year.

IDT Telecom minutes of use for the fourth quarter of fiscal 2005 increased 4.3% year-over-year to 6.102 billion minutes from 5.849 billion minutes, and increased 4.9% from fiscal third quarter 2005’s 5.817 billion minutes. For fiscal 2005, minutes of use increased 15.2% to 23.565 billion minutes from 20.456 billion minutes. Retail minutes of use increased for fiscal 2005 by 10.8%, to 17.312 billion, while wholesale minutes of use advanced 29.5%, to 6.253 billion.

IDT Telecom Line of Business Detail1

	Revenues					Gross Margin
$ Millions	FY 2005	FY 2004	Q4 ‘05	Q3 ‘05	Q4 ‘04	FY 2005	FY 2004	Q4 ‘05	Q3 ‘05	Q4 ‘04
Calling Card	$1,283.2	$1,188.6	$327.5	$308.4	$333.2	23.5%	23.1%	23.6%	23.6%	22.4%
Consumer Phone Services	333.5	224.9	74.8	83.1	78.5	49.0%	50.8%	46.5%	47.8%	49.3%

Total Retail	1,616.6	1,413.40	402.4	391.5	411.7	28.7%	27.5%	27.9%	28.7%	27.6%
Wholesale	541.7	524.5	143.8	139.4	128.9	9.5%	10.9%	9.2%	9.4%	10.3%

Total Telecom	$2,158.3	$1,937.9	$546.2	$531.0	$540.6	23.9%	23.0%	22.9%	23.6%	23.4%

Retail Telecom

For fiscal year 2005 Retail Telecom revenues increased 14.4%. For the fourth quarter revenues declined 2.3% year-over-year to $402.4 million, and increased 2.8% from the third quarter of fiscal 2005. Retail Telecom income from operations declined 29.2% in fiscal year 2005, to $67.9 million. Income from operations for the fourth quarter was $12.9 million, a 40.1% decline year-over-year and a 22.7% decrease from the third quarter.

•	Calling card revenues increased 8.0% versus fiscal year 2004. In the fourth quarter of fiscal 2005 calling card revenues declined 1.7% versus the year-ago period and increased 6.2% versus the third quarter of fiscal 2005. Both the growth versus the year-ago figure and sequential quarter-over-quarter figure as well as the fourth quarter year-over-year decline were broadly based geographically, with the exception of our calling card operations in Latin America and Asia. These businesses continued to make steady market share progress. Gross profits for calling cards increased 9.6% for the fiscal year, and those of the fourth quarter increased 3.5% year-over-year and 6.4% versus those of the third quarter of fiscal year 2005, as gross margin on calling cards improved by 40 basis points for the fiscal year. For the fourth quarter gross margin improved 120 basis points versus the year-ago period and was unchanged versus the third quarter.

•	Consumer phone services revenues increased 48.3% versus fiscal year 2004. However, in the fourth quarter of fiscal 2005 consumer phone service revenues were 4.7% lower than those recorded in the year-ago period and 10.0% below those of the third quarter of fiscal 2005. The customer base for America Unlimited, the IDT calling plan which features unlimited local and long distance calling within the United States for a fixed monthly rate, was approximately 220,000 as of July 31, 2005. In addition, we had approximately 325,000 long distance-only customers at July 31, 2005. The 10.9% decrease in our combined customer base since April 30, 2005 occurred because we delayed the resumption of advertising for our America Unlimited plan until we signed a long-term services agreement for local phone service with Verizon Communications, Inc., which became effective August 1.

•	In the United Kingdom, we continue to build the customer base for our Toucan consumer phone service. As of July 31, 2005, we had approximately 147,000 active customers, up from approximately 138,000 active customers on April 30, 2005. The expansion of the Toucan brand, which has already gained significant recognition in the U.K. market, involves both a broadening of the suite of service offerings, as well as expansion into other markets. During the second quarter of fiscal 2005, we added Internet access to our offering and during the fourth quarter of fiscal 2005 we launched ToucanMobile, our mobile phone service. Our Internet access service offerings include both dial-up and broadband access services, marketed under the ToucanSurf brand, which had 9,000 customers as of July 31, 2005. ToucanMobile offers users in the U.K. a simple post-paid pricing structure with a number of price plans. We plan to expand Toucan to other European markets and anticipate the launch of the service in the Netherlands during the first half of Fiscal 2006.

•	Earlier this month, we announced the launch of TúYo Mobile, a new prepaid wireless service. TúYo Mobile is designed especially for the mobile communications needs of the Hispanic population in the United States. In offering TúYo Mobile, we will be acting as a reseller, under our own brand name, of a major GSM wireless carrier and offer equipment and services competitive with the leading wireless companies. TúYo Mobile will leverage IDT’s expertise, experience and infrastructure in the prepaid telecom market that includes an unmatched distribution channel in the urban market, an international long distance network, an innovative prepaid platform and leading calling card brands. We expect to begin the roll out of TúYo Mobile in selected markets by the end of calendar year 2005.

Retail Telecom gross margin for fiscal year 2005 improved 120 basis points from fiscal year 2004 due to the increased relative proportion of consumer phone services, with its higher gross margin, in our mix and to a 34 basis point increase in the gross margin realized in our calling card services. These factors outweighed a 180 basis point decline in consumer phone service overall margin. The overall decrease in consumer phone services margin is primarily due to the suspension of marketing of America Unlimited, which has higher gross margin than our internationally-based consumer phone services offerings, during a portion of the period. In the fourth quarter of fiscal 2005 retail telecom gross margin increased 30 basis points from their year-ago level and decreased 80 basis points from the third quarter of fiscal year 2005. The improvement was due to an improvement in calling card gross margin as described above; the decline was due to the increased proportion of internally-based business, with its lower gross margins, in the overall mix.

Retail Telecom SG&A expenses for fiscal year 2005 increased $83.7 million to $325.6 million and for the fourth quarter of fiscal year 2005 increased $2.7 million year-over-year and $5.0 million compared with the third quarter of fiscal year 2005. The increases were driven primarily by increased advertising expenditures related to our consumer phone services businesses in the United States (during the first half of the fiscal year) and the United Kingdom (throughout the fiscal year), expenditures incurred in the development of new businesses, and increased headcount, resulting primarily from ongoing geographic expansion.

Wholesale Telecom

For fiscal year 2005 Wholesale Telecom revenues increased 3.3% to $541.7 million. For the fourth quarter they increased 11.5% year-over-year to $143.8 million, and 3.1% from the third quarter of fiscal 2005. Wholesale Telecom’s loss from operations increased 5.3% in fiscal year 2005, to $18.5 million. However, its loss from operations for the fourth quarter was $4.5 million, a 9.1% decline year-over-year and a 2.3% decline from the third quarter.

Wholesale Telecom gross margin was 9.5% for the year and 9.2% in the fourth quarter, down from 9.4% in the third quarter, and 10.3% in last year’s fourth quarter. The reduction in margin was the result of a decline in per-minute price realizations, arising from a strategic decision undertaken during the year to temporarily sacrifice margin in order to drive volumes and market share.

IDT Entertainment

IDT Entertainment generated revenues of $187.2 million in fiscal 2005, up 75.5% from the $106.7 million of revenues generated in fiscal year 2004. Most of the revenue increase is due to the inclusion of revenue from a series of acquisitions that took place during the prior fiscal year. In the fourth quarter of fiscal year 2005 IDT Entertainment recorded revenues of $39.8 million, compared to $30.7 million of revenues recorded in the fourth quarter of fiscal 2004 and $46.0 million of revenues generated in the third quarter of fiscal 2005. The revenue increase versus the year-ago period occurred primarily at our video distribution business, and the decline compared with the third quarter is due to seasonal factors, also primarily in our video distribution business.

IDT Entertainment’s income from operations was $7.5 million in fiscal year 2005, versus a loss from operations of $0.6 million in fiscal year 2004. In the fourth quarter of fiscal year 2005 IDT Entertainment lost $2.2 million from operations, versus a loss from operations of $1.2 million in the year-ago period and income from operations of $3.1 million in the previous quarter. The fiscal 2005 increase in income from operations versus the prior year is due to the inclusion of all our acquisitions for a full year. The fourth quarter loss from operations is due to the fact that both our video distribution and production services businesses experience seasonal fluctuations and the fourth quarter is typically the weakest for each business. In addition, our video distribution business experienced unusually high returns during the quarter.

Major achievements for IDT Entertainment during fiscal year 2005 include the following:

•	The company augmented its management team with several industry veterans, naming Janet Healy President of Animation, Neil Braun President of Feature Films & Television, and Jerry Davis Chief Creative Officer. Ms. Healy’s credits include SharkTale, Dinosaur, Tarzan, Mulan, Jurassic Park, Terminator 2 and Casper. Mr. Davis’ include Robots, Ice Age, and Iron Giant. Prior to joining the company, Mr. Braun has served in several senior management positions in the entertainment industry, including President of the NBC Television Network and CEO of Viacom Entertainment, among others. Mr. Braun is now the lead financial architect for all IDT Entertainment business deals and will be responsible for the company’s aggressive expansion of its feature film and television production offerings. Ms. Healy has been tasked with building out a state-of- the-art Computer Generated (CG) animation pipeline to enable the production of high quality CG animated feature films. Ms. Healy will also oversee all budgets, staff and production schedules for all IDT Entertainment animation projects. Mr. Davis will head up the search for, and development of, creative content and talent for all of IDT Entertainment’s animated feature films.

•	The company signed a two-year, multi-picture distribution deal with Twentieth Century Fox, under which Twentieth Century Fox will release CG animated feature films produced by IDT Entertainment.

•	IDT Entertainment obtained a $50 million, five-year, secured revolving credit facility (which may be increased up to $75 million) from a bank syndicate led by J.P. Morgan Chase. The borrowings will be used to provide funding for the production of live action and animated features for television broadcast and home video distribution and to license home video titles for distribution into major retailers.

•	The company launched its live-action division, which is focused on the supernatural/thriller/horror genre, and which began licensing the rights to its productions during fiscal Q3. The division’s productions include, among others, the Masters of Horror Series to be aired on the Showtime Network beginning in October.

•	Our home video distribution business reported revenue of $122.8 million. During fiscal 2005 the top selling videos were Third Rock from the Sun, Thomas the Tank Engine and 21 Jump Street.

•	Historically, our video distribution business has been entirely focused on selling third party licensed properties. Due to significant investments in our proprietary projects beginning in fiscal 2005, we expect that an increasing proportion of revenues from our video distribution business will be derived from these proprietary projects as we build our film library. We expect to begin recognizing revenue from these projects in fiscal 2006.

In fiscal 2006, IDT Entertainment expects to bring several proprietary productions to the direct-to-video and broadcast markets, including The Happy Elf Christmas Special with Harry Connick, Jr., Wow! Wow! Wubbzy, Me, Eloise, Todd McFarlane’s Spawn, Rob Zombie’s The Haunted World of El Superbeasto, and Stan Lee Presents’ Mosaic, Condor and a project starring Ringo Starr. The company will also release several live action horror films including the Masters of Horror series.

Voice over IP

IDT’s Voice over IP business segment consists primarily of our interest in Net2Phone, which is a separate publicly held corporation whose common stock is quoted on the NASDAQ National Market under the symbol “NTOP.” Net2Phone is subject to the reporting requirements of the Securities Exchange Act of 1934. The financial information relating to Net2Phone (which is consolidated with our financial results) for the fiscal quarter and year ended July 31, 2005 reported in this press release is based on preliminary financial information provided to us by Net2Phone and is subject to further adjustment. Primarily because of the elimination of intercompany transactions in our consolidated results, as well as adjustments by IDT to the carrying value of goodwill associated with IDT’s acquisitions of Net2Phone stock, Net2Phone’s independently reported results of operations differ from those reported in our consolidated results. Accordingly, the financial information relating to Net2Phone (and our Voice over IP segment) reported herein will differ from the financial results of Net2Phone as a whole, which will be reported by Net2Phone in its press release and conference call scheduled for October 6, 2005.

Set forth below is a brief description of Net2Phone’s preliminary results as they are consolidated into IDT’s results.

Voice over IP’s loss from operations for the fiscal year 2005 was $53.5 million on revenues of $73.6 million, compared to a loss of $21.9 million on revenues of $78.0 million in fiscal year 2004. For the fourth quarter of fiscal 2005 we recorded a loss from operations of $25.4 million on revenues of $20.3 million, compared with a loss of $6.5 million on revenues of $19.7 million in the fourth quarter of fiscal 2004 and a loss from operations of $11.5 million on revenues of $17.1 million recorded in the third quarter of fiscal 2005. The loss from operations include an impairment charge to goodwill of $15.8 million, recorded by IDT during the fourth quarter of fiscal 2005, to write-down the carrying value of goodwill originally recorded by IDT on its purchases of Net2Phone stock. This was the largest contributor to the increased loss from Voice over IP operations. Other factors were increased SG&A expenses associated with booking and launching cable telephony service products and a decline in carrier and direct to consumer revenue.

Notable achievements for the year include:

•	Service agreements signed with cable operators passing 3 million homes.

•	Commercial launches of Net2Phone’s cable telephony product by Coditel, EST, Bresnan, Millennium, Northland, Cable & Wireless Cayman Islands and Empresa Telecomunicaciones de Bogota.

IDT’s net loss for fiscal year 2005 and for the fourth quarter of fiscal year 2005 includes only its ownership stake in the loss of Net2Phone during each period. IDT’s stake in Net2Phone increased from approximately 14% to about 40.9% on March 8, 2005, when we acquired all of Liberty Media Corporation’s direct and indirect interests in Net2Phone in exchange for approximately 3.75 million shares of IDT Class B common stock. IDT’s ownership stake in Net2Phone averaged 26.0% during fiscal year 2005 and 40.8% during the fourth quarter of fiscal year 2005. An adjustment to record the share of Net2Phone’s net loss attributable to the other shareholders of Net2Phone has been made in ‘minority interests’ on IDT’s Statement of Operations.

IDT CONFERENCE CALL INFORMATION

In connection with this release of quarterly results, IDT will be hosting a conference call today, September 27, 2005, for analysts, investors and the general public, at 5:00 PM Eastern Time. To access the call from the U.S., dial 1-866-594-2183. For international callers, the dial-in number is 1-973-935-8583. The conference ID #6522198 will speed your connection to the call. A replay of the teleconference will be available for one week after the conference call at 1-877-519-4471, passcode #6522198 for domestic callers, or 1-973-341-3080, passcode #6522198 for international callers.

Alternatively, interested participants may access a webcast of the conference call by visiting the IDT Website, at www.idt.net. A direct link to the call will be placed on the website. Listening to the webcast of the call will require Windows Media software. Please allow at least 15 minutes to download the necessary audio software prior to the call. An archived copy of the call will be available at the IDT Website in the Investor Relations section’s Presentations for at least six months after the call.

A copy of this press release and additional financial and statistical information presented during the conference call will be available on IDT’s website at www.idt.net in the “About IDT” Press Releases, and “About IDT” Investor Relations Presentations and Financial sections.

ABOUT IDT CORPORATION

IDT Corporation is a multinational telecommunications, entertainment and technology company. IDT conducts its business primarily through the following operating divisions: IDT Telecom offers retail and wholesale telecommunications services including calling cards, consumer local, long distance, and wireless services; IDT Entertainment operates our animation and entertainment distribution businesses; IDT Capital develops and operates new business ventures; and Voice over IP consists primarily of Net2Phone, a global provider of VoIP PacketCable, SIP and wireless solutions. Net2Phone is a separate publicly held corporation whose common stock is traded on the NASDAQ National Market under the symbol “NTOP.”

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. These risks and uncertainties include, but are certainly not limited to: the sensitivity of our telecommunications businesses to declining prices; our reliance on success in the pre-paid calling card market; our ability to obtain cost effective termination capacity worldwide; our reliance on the financial health of other telecommunication companies that are our customers; the impact of changes to U.S. and foreign regulations; increases in competition in the consumer phone service market; our ability to integrate and manage acquisitions; our ability to effectively develop and produce animated films; our ability to protect our proprietary rights; general economic conditions in the global telecommunications market; the general condition of the economy of the United States and internationally; and any of the other specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statements or risk factors.

Footnotes

[1]	Columns in tables may not add due to rounding.

Investor Contacts	Media Contact
John Swierk COO, IDT Venture Capital 973-438-4171 Mary Jennings Director, Investor Relations 973-438-3124	Gil Nielsen VP, IDT Corporate Communications 973-438-3553

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended July 31 (in thousands, except per share data)	2005	2004	2003
		(Restated)
REVENUES	$2,468,522	$2,216,905	$1,834,547
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,843,088	1,679,153	1,409,465
Selling, general and administrative	563,615	492,103	421,829
Depreciation and amortization	111,894	99,868	89,309
Settlement of litigation	—	—	(58,034)
Non-cash compensation (all of which is attributable to selling, general and administrative)	31,549	9,492	32,286
Restructuring and impairment charges	34,212	58,220	13,312

TOTAL COSTS AND EXPENSES	2,584,358	2,338,836	1,908,167

Loss from operations	(115,836)	(121,931)	(73,620)
Interest income, net	20,307	22,315	26,095
Other income (expense):
Gain on sale of subsidiary stock	—	9,418	22,422
Arbitration award	—	21,618	—
Equity in loss of affiliates	—	—	(4,425)
Investment and other income (expense), net	66,196	16,767	(15,327)

Loss before minority interests and income taxes	(29,333)	(51,813)	(44,855)
Minority interests	(2,583)	(34,317)	(43,035)
(Provision for) benefit from income taxes	(11,898)	27,219	70,373

NET LOSS	$(43,814)	$(58,911)	$(17,517)

Earnings per share:
Net loss:
Basic	$(0.45)	$(0.67)	$(0.22)

Diluted	$(0.45)	$(0.67)	$(0.22)

Weighted-average number of shares used in calculation of earnings per share:
Basic	97,049	87,920	80,176
Diluted	97,049	87,920	80,176

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	Q4 2005	Q4 2004
REVENUES	$623,253	$611,213
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	472,089	460,159
Selling, general and administrative	145,086	137,483
Depreciation and amortization	28,999	27,284
Non-cash compensation (all of which is attributable to selling, general and administrative)	13,447	2,117
Restructuring and impairment charges	19,220	13,137

TOTAL COSTS AND EXPENSES	678,841	640,180

Loss from operations	(55,588)	(28,967)
Interest income, net	4,072	5,829
Investment and other income (expense), net	51,714	1,648

Income (loss) before minority interests and income taxes	198	(21,490)
Minority interests	546	(3,658)
(Provision for) benefit from income taxes	(767)	1,836

NET LOSS	$(23)	$(23,312)

Earnings per share:
Net loss:
Basic	$(0.00)	$(0.25)

Diluted	$(0.00	$(0.25)

Weighted-average number of shares used in calculation of earnings per share:
Basic	99,636	94,043
Diluted	99,636	94,043

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

July 31 (in thousands, except share data)	2005	2004
		(Restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$171,959	$142,177
Marketable securities	761,045	897,130
Trade accounts receivable, net of allowance for doubtful accounts of $64,870 at July 31, 2005 and $57,384 at July 31, 2004	194,707	166,357
Other current assets	135,799	94,928

TOTAL CURRENT ASSETS	1,263,510	1,300,592
Property, plant and equipment, net	370,157	273,479
Goodwill	110,966	89,534
Licenses and other intangibles, net	32,591	32,928
Investments	50,941	66,870
Restricted cash and marketable securities	19,380	22,620
Other assets	130,045	70,125

TOTAL ASSETS	$1,977,590	$1,856,148

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$115,999	$122,528
Accrued expenses	231,416	213,116
Deferred revenue	144,248	140,314
Capital lease obligations — current portion	32,728	21,793
Other current liabilities	26,009	9,404

TOTAL CURRENT LIABILITIES	550,400	507,155
Deferred tax liabilities, net	108,237	108,237
Capital lease obligations — long-term portion	42,370	31,810
Notes payable – long-term portion	121,470	9,174
Other liabilities	27,025	39,044

TOTAL LIABILITIES	849,502	695,420
Minority interests	89,891	132,695
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized shares — 10,000,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares — 100,000,000; 25,074,860 shares issued at July 31, 2005 and 2004; 18,014,723 and 19,140,933 shares outstanding at July 31, 2005 and 2004, respectively	251	251
Class A common stock, $.01 par value; authorized shares — 35,000,000; 9,816,988 shares issued and outstanding at July 31, 2005 and 2004	98	98
Class B common stock, $.01 par value; authorized shares — 100,000,000; 75,917,516 and 68,727,201 shares issued and 73,550,857 and 67,118,911 shares outstanding at July 31, 2005 and 2004, respectively	759	687
Additional paid-in capital	907,223	800,618
Treasury stock, at cost, consisting of 7,060,137 and 5,933,927 shares of common stock and 2,366,659 and 1,608,290 shares of Class B common stock at July 31, 2005 and 2004, respectively	(147,690)	(122,044)
Deferred compensation	(19,043)	(13,795)
Accumulated other comprehensive income (loss)	(1,896)	19,909
Retained earnings	298,495	342,309

TOTAL STOCKHOLDERS’ EQUITY	1,038,197	1,028,033

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,977,590	$1,856,148

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2005	2004	2003
		(Restated)
OPERATING ACTIVITIES
Net loss	$(43,814)	$(58,911)	$(17,517)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	111,894	99,868	89,309
Restructuring and impairment charges	19,975	52,366	12,666
Minority interests	2,583	34,317	(43,035)
Price guarantee of Class B common stock	—	(2,680)	(470)
Settlement of litigation	—	14,300	(38,929)
Gain on buyout of minority interests by Net2Phone	—	(12,182)	—
Deferred tax liabilities	(59)	(35,305)	(69,627)
Provision for doubtful accounts and sales returns	35,526	34,324	24,606
Net realized (gains) losses from sales of marketable securities and investments	(38,917)	(1,906)	15,798
Equity in loss of affiliates	1,085	—	4,425
Write-off of investments	11,922	—	—
Non-cash compensation	31,549	9,492	32,286
Gain on sale of subsidiary stock	—	(9,418)	(22,422)
Change in assets and liabilities:
Trade accounts receivable	(58,089)	(69,930)	(20,889)
Prepaid royalties, film licenses and acquired rights	(12,178)	(16,262)	—
Film costs	(35,870)	(2,207)	(4,809)
Other assets	(42,228)	13,703	(2,614)
Trade accounts payable, accrued expenses and other liabilities	17,678	32,678	(17,568)
Deferred revenue	(4,877)	(5,494)	9,814

Net cash provided by (used in) operating activities	(3,820)	76,753	37,094
INVESTING ACTIVITIES
Capital expenditures	(112,265)	(89,334)	(63,157)
Collection (Issuance) of notes receivable	(14,042)	15,234	(20,712)
Investments and acquisitions, net of cash acquired	1,697	(91,330)	(16,595)
Proceeds from sales and maturities of marketable securities	5,711,187	3,944,007	1,487,726
Purchases of marketable securities	(5,584,102)	(3,877,070)	(1,722,160)

Net cash provided by (used in) investing activities	2,475	(98,493)	(334,898)

FINANCING ACTIVITIES
Distributions to minority shareholders of subsidiaries	(27,865)	(27,335)	(21,994)
Proceeds from exercise of stock options	3,940	53,862	24,504
Proceeds from employee stock purchase plan	1,976	877	—
Proceeds from exercise of stock options of Net2Phone	53	5,436	1,055
Proceeds from offering of common stock by Net2Phone	—	53,019	—
Proceeds from borrowings	45,680	—	—
Proceeds from sale lease back transactions on capital leases	39,226	6,999	16,505
Repayment of capital lease obligations	(19,966)	(31,442)	(43,317)
Repayment of borrowings	(707)	—	—
Proceeds from sale of subsidiary stock	—	—	25,000
Cash and marketable securities restricted against letters of credit	3,241	444	(23,064)
Repurchases of common stock and Class B common stock	(14,660)	—	—

Net cash provided by (used in) financing activities	30,918	61,860	(21,311)
Effect of exchange rate changes on cash and cash equivalents	209	3,011	2,697
Net increase (decrease) in cash and cash equivalents	29,782	43,131	(316,418)
Cash and cash equivalents at beginning of year	142,177	99,046	415,464

CASH AND CASH EQUIVALENTS AT END OF YEAR	$171,959	$142,177	$99,046

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$4,518	$4,162	$4,583

Cash payments made for income taxes	$5,099	$12,566	$10,876

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchases of property, plant and equipment through capital lease obligations	$2,230	$1,349	$8,041

Issuance of Class B common stock for acquisitions and exchanges	$59,835	$89,248	$—

Issuance of Class B common stock for purchase of property	$—	$4,131	$—

Non-cash proceeds received from exercise of stock options	$—	$27,500	$—

Purchase of leasehold interests and property through debt	$68,334	$—	$—

Issuance of debt for acquisitions	$3,850	$—	$—

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED JULY 31, 2005

(Segment data is shown net of effect of inter-segment transactions)

(In thousands)	Total IDT Corporation	Retail Telecom	Wholesale Telecom	IDT Entertainment	Voice Over IP	IDT Capital	IDT Solutions	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	623,253	$402,356	$143,831	$39,772	$20,331	$14,810	$2,152	$—
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	472,089	290,266	130,574	27,322	11,469	10,005	2,454	—
Selling, general and administrative	145,086	80,193	11,637	11,134	14,764	5,207	3,804	18,346
Depreciation and amortization	28,999	15,845	5,563	3,194	2,369	1,463	1	564
Non-cash compensation (all of which is attributable to selling, general and administrative)	13,447	3,071	571	308	1,098	822	26	7,552
Restructuring and impairment charges	19,220	33	—	—	16,068	1,848	1,271	—

Total costs and expenses	678,841	389,407	148,346	41,957	45,768	19,345	7,556	26,463

Income (loss) from operations	(55,588)	$12,949	$(4,515)	$(2,185)	$(25,437)	$(4,535)	$(5,403)	$(26,463)
Interest income, net	4,072
Investment and other income, net	51,714

Income before minority interests and income taxes	198
Minority interests	546
Provision for income taxes	(767)

Net loss	$(23)

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

FISCAL YEAR ENDED JULY 31, 2005

(Segment data is shown net of effect of inter-segment transactions)

(In thousands)	Total IDT Corporation	Retail Telecom	Wholesale Telecom	IDT Entertainment	Voice Over IP	IDT Capital	IDT Solutions	Corporate
STATEMENT OF OPERATIONS DATA

Revenues	2,468,522	$1,616,628	$541,683	$187,233	$73,623	$39,719	$9,636	$—

Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	1,843,088	1,152,392	489,991	122,600	41,300	21,910	14,894	—
Selling, general and administrative	563,615	325,645	46,600	43,831	54,782	24,980	16,159	51,617
Depreciation and amortization	111,894	60,674	21,526	12,078	8,717	4,137	2,607	2,155
Non-cash compensation (all of which Is attributable to selling, general and administrative)	31,549	9,934	2,074	1,221	4,126	1,097	167	12,929
Restructuring and impairment charges	34,212	33	—		18,160	1,834	14,184	—

Total costs and expenses	2,584,358	1,548,679	560,192	179,730	127,086	53,959	48,011	66,701

Income (loss) from operations	(115,826)	$67,949	$(18,509)	$7,503	$(53,454)	$(14,239)	$(38,375)	$(66,701)

Interest income, net	20,307
Investment and other income, net	66,196

Loss before minority interests and income taxes	(29,333)
Minority interests	(2,583)
Provision for income taxes	(11,898)

Net loss	$(43,814)